UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: June 6, 2016

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL		33634
(Address of principal executive offices)		(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 6, 2016, Oragenics Inc. (the “Company”) announced that effective June 6, 2016 the Board of Directors approved the appointment of Alan Joslyn Ph.D., as the Company’s new President and Chief Executive Office as well as a director. The Company’s Board of Directors also expanded the size of the Board to seven members. Dr. Joslyn was appointed to the newly created vacancy to serve as a member of the Company’s Board of Directors.

On June 6, 2016, Dr. Joslyn entered into an Executive Employment Agreement with the Company under the terms substantially similar to the employment agreements of existing executives. Under the terms of his Executive Employment Agreement, Dr. Joslyn’s employment with the Company became effective June 6, 2016 and he receives an annual base salary of not less than $350,000 and will be eligible for bonuses of up to 50% of his annual salary based on appropriate Company based and individual based targets in the discretion of the Compensation Committee as approved by the full Board of Directors.

Dr. Joslyn will be paid a signing bonus in the amount of $25,000. Dr. Joslyn will be eligible to participate in the medical insurance and other benefits available to all employees except his annual vacation will be set at four (4) weeks.

In connection with Dr. Joslyn’s employment, he also was awarded stock options to acquire 300,000 shares of common stock under the Company’s Amended and Restated 2012 Equity Incentive Plan (as amended, the “Plan”), at an exercise price of $0.55 which was the closing price on the date immediately before the grant date, June 6, 2016. The options vest evenly in equal amounts every six months over the next three years immediately and are exerciseable over ten (10) years.

The Executive Employment Agreement is terminable at any time by either party and if Dr. Joslyn is involuntarily terminated by the Company he shall receive his base salary and vacation pay each accrued through the date of termination, and any nonforfeitable benefits earned and payable to him under the terms of the employee handbook (which applies to all employees) and benefits available under any applicable incentive plan in which he participates. In addition, if Dr. Joslyn’s separation from employment is not voluntary and without cause, the Company would be obligated to pay Dr. Joslyn six months of his annual base salary as severance plus any earned, accrued but unpaid bonus and Dr. Joslyn shall be entitled to out placement service benefits. If Dr. Joslyn is terminated for cause, he shall be entitled to receive his base salary and accrued vacation due through the date of termination and any nonforfeitable benefits already earned and payable to Dr. Joslyn under the terms of the employee handbook or other applicable incentive plans maintained by the Company. Cause is defined in the Executive Employment Agreement as any action that is illegal or immoral that reflects on the Company, the employee, or the ability of either to function optimally. If Dr. Joslyn voluntarily resigns, he shall be entitled to his base salary and accrued vacation due through the date of termination (including any mutually agreed upon notice period) and any nonforfeitable benefits already earned and payable to the executive officer or key employee under the terms of the employee handbook or other incentive plans maintained by the Company.

If Dr. Joslyn dies during the term of his employment, the estate of Dr. Joslyn shall be paid his salary as it would have accrued over a period of thirty days after Dr. Joslyn’s death. The Company shall also extend his right to exercise vested stock options for six months provided such extension is permitted under the Plan. In the event Dr. Joslyn becomes disabled (as defined in the then applicable short and long-term disability insurance policies) we shall pay to Dr. Joslyn his salary as it would have accrued over a period of 30 days after he became so disabled and we shall extend his right to exercise vested stock options for six months provided such extension is permitted under the Plan.

The Executive Employment Agreement also includes non-disclosure and Company ownership of development provisions, as well as a provision providing for the Company to defend and indemnify Dr. Joslyn if he is named as a defendant in any lawsuit regarding any action taken within the scope of employment.

In the event of a change in control, any stock options or other awards granted (other than performance awards) under the Company’s Plan shall become immediately vested in full and in the case of stock options exercisable in full. If the change in control results in an involuntary separation from employment within 180 days following a change in control, Dr. Joslyn would be entitled to (i) receive six months of salary and the extension of his benefits (excluding vacation time and paid time off) for two months and (ii) exercise vested options for two months from the date of separation, provided said extension period is allowed under the Plan. Under the Executive Employment Agreement, “involuntary separation of employment” means (i) termination without cause, (ii) any reduction in responsibilities of office altering the status of Dr. Joslyn as an employee, or (iii) the duplication of Dr. Joslyn’s position by an equivalent executive in an acquiring entity. “Change in control” shall be defined as the occurrence of any of the following events: (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d 3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

The foregoing summary is qualified in its entirety by the specific terms of the Executive Employment Agreement attached as Exhibit 10.1 to this Form 8-K which is incorporated herein by reference.

There are no arrangements or understandings between Dr. Joslyn and any persons pursuant to which Dr. Joslyn would be selected as a director. There are no current or proposed transactions between the Company and their immediate family members that would require disclosure under item 404(a) of Regulations S-K promulgated by the Securities and Exchange Commission.

Certain biographical information on Dr. Joslyn is set forth below:

Prior to joining the Company, Dr. Joslyn was a partner in Lazarus Pharmaceuticals. Prior to that he served as the Chief Executive Officer and director of several privately held companies including Edusa Pharmaceuticals and Sentinella Pharmaceuticals and prior to that he was the Senior Vice-president Research and Development of Penwest Pharmaceuticals Company and held senior positions with Johnson & Johnson. Dr. Joslyn received his bachelor of sciences degree in biology and medical chemistry from State University of New York at Buffalo in 1981, later earning doctorate in biochemical pharmacology from State University of New York at Buffalo in 1986.

The Board believes that Dr. Joslyn’s qualifications to serve as a director include his 28 years of executive experience in the pharmaceutical, medical device and healthcare businesses, and completing licensing transactions for his prior companies and his experience on other company boards.

We issued a press release on June 6, 2016 regarding the effective appointment of Dr. Joslyn as the Company’s President and Chief Executive officer as well as to our Board of Directors. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Number	Description

10.1	Executive Employment Agreement for Dr. Alan Joslyn

99.1	Press release, dated June 6, 2016 regarding new President, Chief Executive Officer and Director

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 6th day of June, 2016.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan Chief Financial Officer